UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2008

FIBERTOWER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21091	52-1869023
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

185 Berry Street Suite 4800 San Francisco, California	94107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 659-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement.

The information discussed in Item 5.02 below is incorporated by reference herein

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2008, FiberTower Corporation (the “Company”) and John D. Beletic, the Company’s Executive Chairman, agreed to terminate Mr. Beletic’s employment agreement effective September 1, 2008.  Following the termination of his employment agreement, Mr. Beletic will continue to serve as Chairman of the Board of Directors of the Company and as a Class I director with a term expiring at the Company’s annual meeting in 2010.

In addition, on June 3, 2008, the Company’s Board and Compensation Committee approved the annual grant of restricted stock equal in value to $65,000 to the non-employee Chairman of the Board, which would be in addition to the automatic annual grants under the Company’s Stock Incentive Plan, for a total value of $150,000 per year.  The cash compensation for the non-employee Chairman of the Board would be the same as that of the non-employee directors.  On September 1, 2008, Mr. Beletic will receive a prorated portion of the cash and equity compensation payable to a non-employee director, including shares of restricted stock equal in value to $50,000, which represents a prorated portion of the annual equity compensation for the four remaining months of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIBERTOWER CORPORATION

Date: June 9, 2008	By:	/s/ Thomas A. Scott
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer